Exhibit 99.2

Bottomline Technologies Prices Underwritten Public Offering of Common Stock

PORTSMOUTH, NH – June 4, 2010 - Bottomline Technologies (NASDAQ: EPAY), a leading provider of collaborative payment, invoice and document automation solutions, today announced the pricing of an underwritten public offering of 4,200,000 shares of its common stock at a price of $14.50 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 630,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $57.6 million, assuming no exercise of the overallotment option. The offering is expected to close on June 9, 2010 subject to customary closing conditions. Needham & Company, LLC is acting as sole book-running manager for the offering. William Blair & Company, L.L.C. is acting as co-lead manager and Canaccord Genuity Inc., Craig-Hallum Capital Group LLC and Barrington Research Associates, Inc. are acting as co-managers.

The shares described above are being offered by Bottomline pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, at 1 (800) 903-3268.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment, invoice and document automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific.

Bottomline Technologies and the BT logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the net proceeds from, and closing of, the public offering. The closing of the offering is subject to closing conditions, and there can be no assurance regarding the closing of the offering or the net proceeds from the offering. These forward-looking statements represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Media Contact:

Kevin Donovan

Bottomline Technologies

603-501-5240

kdonovan@bottomline.com